FOR IMMEDIATE RELEASE
March 3, 2005
Telephone: 609-561-9000
Investor Relations Contact:  Stephen Clark x4260
Public Relations Contact: Joanne Brigandi x4240


South Jersey Industries Declares 2 for 1 Stock Split

[Folsom, NJ] - South Jersey Industries (NYSE: SJI) today announced that its board of directors has declared a two-for-one split of the company's common stock contingent upon shareholder approval, which will be voted upon at its annual meeting of shareholders set for April 21, 2005. In making this decision, the board cited the ability to attract a broader spectrum of investors as well as improved market liquidity as compelling considerations.

Board Chairman Charles Biscieglia discussed the board's decision. "The board is extremely pleased with the company's performance over the past six years and is confident in our ability to grow and meet our financial objectives in the years ahead."

"It's obvious that as a company, we have experienced significant growth. As we look to the future, our outlook continues to be one of extraordinary opportunity in a strong regional economy. It's important that we keep SJI stock affordable for current and future investors and the stock split will clearly help us to do just that," added Edward J. Graham, chief executive officer.

On January 1, 2003, SJI stock opened the year at a market price of $33.02. The stock price has increased since then, closing yesterday at $55.56. The company has a long-term annual earnings per share growth target of 6-7% and the board of directors has articulated a dividend growth policy of 3-6%.

         South Jersey Industries is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, Marina Energy, and South Jersey Energy Service Plus. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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